Exhibit 99.1

                                  news release

  CONTACT:
  Cheryl D. Hodges
  (859) 392-3331

PATRICK KEEFE TO RETIRE AS EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER OF OMNICARE

To Continue as Consultant

COVINGTON, Ky., June 18, 2010 – Omnicare, Inc. (NYSE: OCR), the nation's leading provider of pharmaceutical care for the elderly, today announced that Patrick E. Keefe, Executive Vice President and Chief Operating Officer, plans to retire after 26 years with the Company, effective June 29, 2010.  Jeffrey M. Stamps, Senior Vice President – Pharmacy Operations for Omnicare, will assume Mr. Keefe’s responsibilities on an interim basis until a permanent successor is named. Following his retirement, Mr. Keefe will continue to serve the Company as a consultant.

“Pat has had a long and distinguished career at Omnicare and has been an outstanding leader and role model throughout his time with the Company,” said Joel F. Gemunder, President and Chief Executive Officer of Omnicare. “Pat’s operational expertise and extensive industry knowledge have been instrumental in Omnicare’s development, growing from approximately $176 million in revenues in 1981 to over $6 billion in revenues today.  We look forward to Pat’s continued involvement with Omnicare in his role as a consultant.”

Mr. Keefe said, “It has been a great pleasure and an honor to work at Omnicare for 26 years and to contribute to its remarkable growth. We have seen much change in our industry and I am proud of the leadership role we play in meeting the needs of the frail elderly.  I leave a strong team in place.  I look forward to continuing to be available to the Company as it meets the evolving needs of the growing senior population.”

As a consultant to the Company, Mr. Keefe will assist in the transition and continue to focus on a number of Omnicare’s large customer relationships as well as certain key operational initiatives.

Mr. Keefe, 65, has served as Omnicare's Executive Vice President and Chief Operating Officer since January 2007. Previously, Mr. Keefe served as Executive Vice President - Global Markets of Omnicare from August 2005 to January 2007. From February 1997 through August 2005, Keefe served as Executive Vice President of Operations for Omnicare. From 1994 through 1997, he served as Senior Vice President of Operations for the Company. He rejoined Omnicare in 1993 as Vice President of Operations after serving as Vice President of Pharmacy Management Programs at Diagnostek, Inc. from 1992 to 1993 and, from 1990 to 1992 as President of HPI Health Care Services, Inc. (HPI), the hospital pharmacy subsidiary of Diagnostek that was acquired from Omnicare in August 1989. From 1981 to 1989, Keefe served in various management positions, including as Executive Vice President of HPI, then an Omnicare subsidiary. Keefe holds a B.S. in Pharmacy from the College of Pharmacy at the University of Iowa and an MBA from Georgia State University.

About Omnicare, Inc.

Omnicare, Inc. (NYSE: OCR), a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly.  Omnicare serves residents in long-term care facilities, chronic care and other settings comprising approximately 1.4 million beds in 47 states, the District of Columbia and Canada.  Omnicare is the largest U.S. provider of professional pharmacy , related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers as well as for hospice patients in homecare and other settings.  Omnicare's pharmacy services also include distribution and patient assistance services for specialty pharmaceuticals.  Omnicare offers clinical research services for the pharmaceutical and biotechnology industries in 32 countries worldwide.  For more information, please visit the Company’s website at www.omnicare.com.

In addition to historical information, this press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made on the basis of management’s views and assumptions regarding business performance as of the time the statements are made, and management does not undertake any obligation to update these statements. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. These forward-looking statements, together with other statements that are not historical, involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of the Company, include, but are not limited to: overall economic, financial, political and business conditions; and other risks and uncertainties described in the Company’s reports and filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Omnicare, Inc. • 100 East RiverCenter Boulevard • Covington, Kentucky 41011 • 859/392-3300 • 859/392-3360 Fax